Exhibit 1.1

WISeKey expands share buyback program to include its American Depositary Shares (ADSs)

GENEVA, Switzerland – February 3, 2020 – WISeKey International Holding Ltd (“WISeKey”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, announced today that its Board of Directors approved the expansion of its existing Class B share buyback program to include its recently NASDAQ-listed American Depositary Shares (ADSs). Class B Shares or ADSs repurchased under the buyback program will be used, as previously announced, for potential future M&A transactions and in addition for (1) WISeKey’s existing employee share incentive program, (2) convertible loans entered into by WISeKey and (3) on demand equity lines available to WISeKey.

As previously announced, WISeKey originally commenced its 3-year share buyback program on July 8, 2019. The maximum aggregate amount of Class B Shares, including ADSs, that may be repurchased under the program is limited to 3,682,848 Class B Shares (including Class B Shares represented by ADSs) or 10% of the Company's current share capital. In addition, regulatory limitations apply to the daily volume of Class B Shares and ADSs that may be repurchased under the program on the SIX Swiss Exchange and on NASDAQ. For further details on WISeKey's share repurchase program, please refer to our share repurchase announcement available on our website at: https://www.wisekey.com/investors/share-buyback/.

WISeKey publishes details of all transactions pursuant to Section 27 of the Swiss Takeover Board Circular No. 1 of 27 June 2013, as well as the maximum daily buyback amount pursuant to Article 123 (1) c) of FMIO, on its website at: https://www.wisekey.com/investors/share-buyback/.

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities in the United States, shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such offering or sale would be unlawful and does not constitute a prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. There shall not be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey. Any and all buybacks in the United States will be conducted in compliance with applicable laws and regulations of the United States, including Rule 10b-18 and regulation M under the United States Securities Exchange Act of 1934, as amended, and the applicable NASDAQ rules.